Exhibit 10.04

                         TRICON Global Restaurants, Inc.




                                                          June 25, 1997



Mr. Andrall E. Pearson
Clayton Dubilier & Rice, Inc.
375 Park Avenue, 18th Floor
New York, New York 10152

Dear Andy:

        This letter agreement (the "Agreement") confirms the terms and conditions of your employment as Chairman and Chief Executive Officer of TRICON Global Restaurants, Inc. ("TRICON"), a newly formed North Carolina corporation and wholly owned subsidiary of PepsiCo, Inc. ("PepsiCo"). TRICON was formed to be the parent company for PepsiCo's quick service restaurant businesses. Subject to certain conditions, in October 1997, PepsiCo intends to spin off TRICON to PepsiCo's shareholders (the "Spin-off").

        1. Employment and Term. You are hereby employed as Chairman and Chief Executive Officer of TRICON for a term of three years, commencing July 1, 1997. Such term may, however, be modified pursuant to Paragraph 5 hereof.

        2. Duties. Prior to the Spin-off, you shall be responsible for assisting with and facilitating the Spin-off, including, without limitation, matters relating to TRICON's capital structure, staffing, investor relations, public relations, benefits, compensation and operating structure. You will perform such duties consistent with the direction and decisions of PepsiCo's Board of Directors and senior management.

               At and after the Spin-off, you shall have supervision of the policies, business and affairs of TRICON, and such other powers and duties as are commonly incident to the offices of Chairman and Chief Executive Officer.

        3. Compensation. As compensation for your services hereunder, you shall be paid a salary of $900,000 per year, in equal bi-weekly installments.

               You shall also receive annual incentive compensation in amounts to be determined by the Compensation Committee (the "Committee") of the TRICON Board of Directors based on performance objectives established by the Committee. The target incentive compensation for each year of this Agreement is $900,000 and bonus awards may range from zero to 200% of such target. However, the bonus for 1997 (payable in early 1998) shall be $450,000. In addition, you shall be paid, by year end 1997, a one-time bonus of $850,000.

        4. Long-Term Incentives. As soon as practicable after the Spin-off, the Committee shall grant to you options to purchase 1,050,000 shares of TRICON Common Stock, par value $.05 per share (the "Options"). Such grant shall be made pursuant to a separate option agreement (the "Option Agreement"), the form of which is annexed hereto as Exhibit A. Subject to the terms and conditions of the Option Agreement, 350,000 Options shall vest on each of July 1, 1998, July 1, 1999 and July 1, 2000, and, once vested, shall be exercisable for a period of ten years from the date of grant. The exercise price for all Options shall be the mean of the closing prices for TRICON Common Stock for the fifth through the twentieth trading day after the Spin-off.

        5. Modification of Term. You agree that, in order to effect an early succession plan, the Committee may reduce the term of your employment hereunder and, in connection therewith, have the discretion to vest all unvested Options granted pursuant to the Option Agreement, and pay 100% of the special retirement payment provided for in Paragraph 6 hereof.

        6. Special Retirement Payment. TRICON shall make a special $1,000,000 retirement payment to you at the conclusion of your three-year employment term hereunder or such shorter term as may be determined by the Committee pursuant to Paragraph 5. In the event of death or total disability (as determined by the Committee), you, your designated beneficiary or estate shall receive a retirement payment which is in proportion to your service during the term of this Agreement.

        7.     Benefits and Perquisites.

               a. TRICON shall reimburse you for dues, initiation fees and capital or other special assessments at a country club of your choice.

               b. TRICON shall reimburse you for expenses, not to exceed $5,000 per year, for personal financial planning.

               c. TRICON shall provide you with the use of an executive automobile, and reimburse expenses related to such automobile consistent with the PepsiCo executive car program for its most senior executives.

               d. You may participate in any income deferral and long-term savings (401(k)) plans, as well as any medical, dental, life insurance, disability insurance or other benefit or welfare plans adopted by TRICON with respect to its full-time employees.

        8. Death or Disability. In the event of your death or disability (as determined by the Committee), no additional amounts shall be due or payable hereunder except as provided in Paragraph 6 and in your Option Agreement, and except for payments under TRICON's insurance programs.

        9. Non-Competition. You agree that, while employed by TRICON, and for a period of two years following the end of such employment, you shall not directly or indirectly participate or have any interest in, or own, manage, operate or control, or otherwise engage, invest or participate in any business that is competitive with the business conducted by TRICON or any of its subsidiaries or affiliates. The provisions of this Paragraph 9 shall not apply to stock ownership in a publicly traded company which is not in excess of 5% of that company's outstanding equity securities.

        10. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be telecopied, delivered by overnight delivery service or mailed to the intended recipient at the address specified below, or at such other address as either party may hereafter designate to the other.

               a.     If to Mr. Pearson, to:

                      Mr. Andrall E. Pearson
                      41 Meadow Wood Drive
                      Greenwich, CT  06830


               b. If to TRICON, to:

                      TRICON Global Restaurants, Inc.
                      c/o PepsiCo, Inc.
                      700 Anderson Hill Road
                      Purchase, New York 10577
                      Attention:  Secretary

        11. Entire Agreement. This Agreement contains all the understandings and representations between you and TRICON concerning your employment, and supersedes all agreements and understandings, whether oral or written, between TRICON and you with respect to such matters.

        12. Binding Agreement. This Agreement shall be binding upon and shall be for the benefit of TRICON, its successors and assigns, and you and, in the event of your death, your estate or legal representative. No rights or obligations under this Agreement can be assigned or transferred by you without the express prior written consent of TRICON.

        13. Amendment; Waiver. No provision of this Agreement may be amended, modified, supplemented or waived unless such amendment, modification, supplement or waiver is agreed to in writing, and signed by you and an authorized employee of TRICON. TRICON is not authorized to amend this Agreement in any material manner except as directed by the Committee.

        14. Governing Law. This Agreement is deemed a contract made under, and for all purposes to be governed by and construed in accordance with, the laws of the State of New York, without reference to principles of conflicts of laws.

               Please  indicate  your   understanding  and  acceptance  of  this
Agreement by signing as indicated below.

                                                 Very truly yours,

                                                 TRICON Global Restaurants, Inc.



                                                  By /s/Lawrence F. Dickie
                                                     --------------------------
                                                     Lawrence F. Dickie
                                                     Vice President & Secretary

AGREED TO AND ACCEPTED:



/s/Andrall E. Pearson
----------------------
Andrall E. Pearson